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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors

North Fork Bancorporation, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-52504, 333-00675, 333-697000 and 333-130523) on Form S-8 of North Fork
Bancorporation, Inc. of our report dated June 23, 2006, relating to the statements of assets available for benefits of the North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in assets available for benefits for the years then ended, and the related supplemental schedule H, line 4i - schedule of assets (held at end of year), which report appears in the December 31, 2005 Annual Report on Form 11-K of the North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan.

KPMG LLP

New York, New York

June 23, 2006